EXHIBIT 107

CALCULATION OF REGISTRATION FEE

Form S-1

(Form Type)

Adhera Therapeutics, Inc.

(Exact Name of Registrant As Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.006 per share(2)	457(o)	-	-	$17,250,000	$0.00011020	$1,900.95
Fees to Be Paid	Equity	Warrants to purchase Common Stock(3)(4)	457(g)	-	-	-	-	-
Fees to be Paid	Equity	Common Stock issuable upon exercise of Warrants(3)(5)	457(g)	-	-	$17,250,000	$0.00011020	$1,900.95
Fees to Be Paid	Equity	Underwriter’s Warrants to purchase Common Stock(4)(6)	457(g)	-	-	-	-	-
Fees to be Paid	Equity	Common Stock issuable upon exercise of Underwriter’s Warrants(6)	457(g)	-	-	$937,500	$0.00011020	$103.31
Fees Previously Paid	-	-	-		-	-	-	-
	Total Offering Amounts					$35,437,500	$0.0001102	$3,905.21
	Total Fees Previously Paid							$-
	Total Fee Offsets							$-
	Net Fees Due							$3,905.21

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Rule 416 under the Securities Act, the shares of common stock, par value $0.006 per share of the registrant (“Common Stock”) registered hereby also include an indeterminate number of additional shares of Common Stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Includes shares of Common Stock that may be purchased by the underwriters pursuant to their over-allotment option.

(3)	Includes warrants that may be purchased by the underwriters pursuant to their over-allotment option.

(4)	No fee required in accordance with Rule 457(g) under the Securities Act.

(5)	Based on a per share exercise price for the warrants of 100% of the public offering price of the Common Stock and accompanying warrants in this offering.

(6)	The Registrant has agreed to issue underwriter’s warrants (the “Underwriter’s Warrants”) to purchase that number of Common Stock equal to an aggregate of five percent (5%) of the Common Stock sold in the offering (excluding the underwriters’ over-allotment option). The exercise price of the Underwriter’s Warrants is equal to 125% of the offering price of the Common Stock and accompanying warrants offered hereby. The Underwriter’s Warrants will be exercisable at any time, and from time to time, in whole or in part, commencing from the closing of the offering and expiring five (5) years from commencement of sales in the offering. See “Underwriting” for more information.